Exhibit 5.1

[JONES DAY LETTERHEAD]

April 2, 2012

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Re:	Registration Statement on Form S-4 Filed by Sprint Nextel Corporation Relating to the Exchange Offer

Ladies and Gentlemen:

We have acted as counsel for Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of (a) up to $1,000,000,000 aggregate principal amount of 11.500% Notes due 2021 of the Company (the “2021 Exchange Notes”) for an equal principal amount of 11.500% Notes due 2021 of the Company outstanding on the date hereof (the “Outstanding 2021 Notes”) and (b) up to $1,000,000,000 aggregate principal amount of 9.125% Notes due 2017 of the Company (the “2017 Exchange Notes” and, together with the 2021 Exchange Notes, the “Exchange Notes”) for an equal principal amount of 9.125% Notes due 2017 of the Company outstanding on the date hereof (the “Outstanding 2017 Notes” and, together with the Outstanding 2021 Notes, the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 20, 2006 (the “Base Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) in the case of the Outstanding 2021 Notes and 2021 Exchange Notes, a supplemental indenture, dated as of November 9, 2011 (the “2021 Notes Supplemental Indenture”), by and between the Company and the Trustee (the Base Indenture as supplemented by the 2021 Notes Supplemental Indenture being referred to herein as the “2021 Notes Indenture”) and (ii) in the case of the Outstanding 2017 Notes and 2017 Exchange Notes, a supplemental indenture, dated as of March 1, 2012 (the “2017 Notes Supplemental Indenture”), by and among the Company and the Trustee (the Base Indenture as supplemented by the 2017 Notes Supplemental Indenture being referred to herein as the “2017 Notes Indenture”).

JONES DAY

In connection with the opinions expressed herein, we have examined such documents, records and matters of law, as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the 2021 Notes Indenture or 2017 Notes Indenture, as applicable, and issued and delivered in exchange for the applicable Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the 2021 Notes Indenture and 2017 Notes Indenture and that the 2021 Notes Indenture and 2017 Notes Indenture are the valid, binding and enforceable obligations of the Trustee.

For the purposes of our opinion expressed herein, we have assumed that (a) the Company is a corporation existing and in good standing under the laws of the State of Kansas, (b) the 2021 Notes Indenture, the 2017 Notes Indenture and the Exchange Notes (i) have been authorized by all necessary corporation action of the Company and (ii) have been executed and delivered by the Company under the laws of the State of Kansas, and (c) the execution, delivery, performance and compliance with the terms and provisions of the 2021 Notes Indenture, the 2017 Notes Indenture and the Exchange Notes by the Company do not violate or conflict with the laws of the State of Kansas, provisions of the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion or view as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

JONES DAY

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day